Exhibit 10.16

JEP
1/27/95

                   ELECTROMAGNETIC SCIENCES, INC.

                    STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT, entered into as of the 27th day of January, 1995 (the "Date of Grant"), by and between Electromagnetic Sciences, Inc., a Georgia corporation
(hereinafter referred to as the "Corporation"), and John E.
Pippin (hereinafter referred to as the "Director").

                     W I T N E S S E T H

     WHEREAS, the Optionee serves the Corporation as a member and Chairman of its Board of Directors; and

     WHEREAS, the Board of Directors has granted the Optionee a stock option to purchase the number of shares of the Corporation's common stock as hereinafter set forth, and the Corporation and the Optionee desire to enter into a written agreement with respect to such option.

     NOW, THEREFORE, as an incentive and to encourage stock ownership, and in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1. Grant of Option. Subject to the terms, restrictions, limitations and conditions stated herein, the Corporation hereby evidences its grant to the Director of the right and option (hereinafter referred to as the "Option") to purchase all or any part of an aggregate of Ten Thousand (10,000) shares of the Corporation's $.10 par value common stock (the "Common Stock") beginning as follows:


          First Date                              Number of
          Exercisable                              Shares

          July 1,1995                              3,334
          July 1,1996                              3,333
          July 1,1997                              3,333

This Option shall expire and is not exercisable after 5:00 p.m., Atlanta time, on December 31, 2004.

     Notwithstanding the beginning date or dates for exercise set forth in the preceding paragraph of this Section, but subject to the provisions of such paragraph with respect to expiration of this Option, this Option may be exercised as to all or any portion of the full number of shares subject thereto if the Corporation is registered under the Securities Exchange Act of 1934, as amended (the "Act"), and either (a) a tender offer or exchange offer has been made for shares of the Common Stock, other than one made by the Corporation, provided that the corporation, person or other entity making such offer purchases or otherwise acquires shares of Common Stock pursuant to such offer, or (b) any person or group (as such terms are defined in Section 13(d)(3) of the Act), becomes the holder of 50% or more of the outstanding shares of Common Stock. If either of the events specified in this paragraph have occurred, this Option shall be fully exercisable: (x) in the event of (a) above, during the period commencing on the date the tender offer or exchange offer is commenced and ending on the date such offer expires and is not extended; or (y) in the event of (b) above, during the 30-day period commencing on the date upon which the Corporation is provided a copy of a Schedule 13D or amendment thereto filed pursuant to Section 13(d) of the Act and the rules and regulations promulgated thereunder, indicating that any person or group has become the holder of 50% or more of the outstanding shares of Common Stock. In the case of (a) above, if the corporation, person or other entity making the offer does not purchase or otherwise acquire shares of Common Stock pursuant to such offer, then the Director's right under this paragraph to exercise this Option shall terminate, the Director and the Corporation shall rescind any exercise of this Option pursuant to this paragraph, and this Option shall be reinstated as if such exercise had not occurred.

     2. Purchase Price. The price per share to be paid by the Director for the shares subject to this Option shall be Eleven and 75/100 Dollars ($11.75).

     3. Exercise Terms. Beginning on the dates specified above, and prior to the expiration of this Option as provided in Section 1 hereof, the Director may exercise this Option as to all such number of shares, or as to any part thereof, at any time and from time to time during the remaining term of this Option; provided that the Director must exercise this Option for at least the lesser of 100 shares or the unexercised portion of this Option. In the event this Option is not exercised with respect to all or any part of the shares subject to this Option prior to its expiration, the shares with respect to which this Option was not exercised shall no longer be subject to this Option.

     4. Option Non-Transferable. This Option and all rights hereunder are neither assignable nor transferable by the Director otherwise than by will or under the laws of descent and distribution, or pursuant to a Qualified Domestic Relations Order, and during the Director's lifetime this Option is exercisable only by him (or by his guardian or legal representative, should one be appointed, or qualified transferee). More particularly (but without limiting the generality of the foregoing), this Option may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Option contrary to the provisions hereof shall be null and void and without legal effect.

     5. Notice of Exercise of Option. This Option may be exercised by the Director, or by his administrator, executor, personal representative or qualified transferee, by a written notice (in substantially the form of the "Notice of Exercise" attached hereto as Exhibit A) signed by the Director, or by such administrator, executor, personal representative or qualified transferee, and delivered to the Corporation at its principal office in Norcross, Georgia, to the attention of the Chief Executive Officer, Treasurer or such other officer as the Corporation may designate. Any such notice shall (a) specify the number of shares of Common Stock which the Director or such administrator, executor, personal representative or qualified transferee, as the case may be, then elects to purchase hereunder, and (b) be accompanied by (i) a certified or cashier's check payable to the Corporation, or personal check acceptable to the Corporation, in payment of the total price applicable to such shares as provided herein, or (ii) (subject to any restrictions referred to in Exhibit A) shares of Common Stock, owned by him or her and duly endorsed or accompanied by stock transfer powers, having a Fair Market Value (which for the purpose hereof shall have the same meaning as in effect from time to time under the Corporation's 1992 Stock Incentive Plan) equal to the total purchase price applicable to such shares purchased hereunder, or
(iii) such a check, and the number of such shares whose Fair Market Value when added to the amount of the check equals the total purchase price applicable to such shares purchased hereunder. Such notice shall also be accompanied by such a check or shares of Common Stock in payment of applicable withholding and employment taxes, or the person exercising this Option shall authorize the withholding of shares of Common Stock otherwise issuable under this Option in payment of such taxes, all as set forth on Exhibit A and subject to any restrictions referred to therein. Upon receipt of any such notice and accompanying payments, and subject to the terms hereof, the Corporation agrees to cause to be issued to the Director or to his administrator, executor, personal representative or qualified transferee, as the case may be, stock certificates for the number of shares specified in such notice registered in the name of the person exercising this Option.

     6. Adjustment in Option. If prior to the complete exercise of this Option, there shall be a change in the outstanding Common Stock by reason of one or more stock splits, stock dividends, combinations or exchanges of shares, recapitalizations or similar capital adjustments, the number, kind and option price of the shares remaining subject to this Option shall be equitably adjusted in accordance with the terms of the Plan, so that the proportionate interest in the Corporation represented by the shares then subject to the Option shall be the same as before the occurrence of such event.

     7. Termination as a Director. If the Director for any reason ceases to be a member of the Board of Directors of the Corporation (such event being hereinafter referred to as a "Termination"), then:

     (a) To the extent this Option shall have become exercisable on or prior to the date of Termination, it shall remain exercisable until the Expiration Date; and

     (b) Any portion of this Option that had not become exercisable on or prior to the date of Termination shall immediately terminate and shall not thereafter become exercisable.

     This Option does not confer upon the Director any right with respect to continuance as a member of the Board of Directors of the Corporation.

     8. Investment Intention. Director is acquiring this Option for his own account and not with any present intention to resell or distribute this Option or any interests herein. Solely for the purpose of enabling the Corporation to comply with the Securities Act of 1933, as amended, and applicable state securities laws (the "Acts"), it is agreed that at any time of exercise of this Option, in whole or in part, the person exercising this Option shall deliver to the Corporation an appropriate investment letter prepared by counsel for the Corporation stating that he is purchasing the shares to be issued upon the exercise of this Option for investment purposes for his own account and not with any present intention to resell or distribute such shares. Such letter shall also set forth such person's agreement not to resell or otherwise transfer such shares except in transactions registered under the Acts or established to the Corporation's satisfaction to be exempt from such registration, and it is further agreed that the certificates for such shares to be delivered to him may bear restrictive legends to this effect. However, if the shares underlying this Option shall at any time be registered under the Acts, or if it is established to the Corporation's satisfaction that such shares may be sold without registration under the Acts, the Corporation shall release the person exercising this Option from this investment representation, and shall not require the foregoing investment letter and restrictive legend, or shall remove such restrictive legend, as appropriate.

9. Binding Agreement. This Agreement shall be binding upon the parties hereto and their representatives, successors and assigns.












     IN WITNESS WHEREOF, the Corporation has caused this Stock Option Agreement to be executed on behalf of the Corporation and the Corporation's seal to be affixed hereto and attested by the Secretary of the Corporation, and the Director has executed this Agreement under his seal, all as of the day and year first above written.




                              ELECTROMAGNETIC SCIENCES, INC.
[CORPORATE SEAL]

ATTEST:                       By: /s/Thomas E. Sharon
                                   Chief Executive Officer

/s/William S. Jacobs
Secretary                     DIRECTOR:

                               /s/ John E. Pippin         (SEAL)
                                 John E. Pippin
























                                             EXHIBIT A

                    ELECTROMAGNETIC SCIENCES, INC.

                         NOTICE OF EXERCISE
                          OF STOCK OPTION


     The undersigned hereby notifies Electromagnetic Sciences, Inc. (the "Corporation") of his election to exercise his option to purchase ___________ shares of the Corporation's common stock, $.10 par value (the "Common Stock"), pursuant to that Stock Option Agreement (the "Agreement") between John E. Pippin ("Director") and the Corporation dated January 27, 1995. Accompanying this Notice is (1) a certified or a cashier's check (or other check acceptable to the Corporation) in the amount of $____________ payable to the Corporation, and/or (2) (subject to such restrictions as may be determined to be necessary or appropriate to avoid earnings charges or other adverse consequences to the Corporation under applicable accounting or tax rules or regulations) ___________ shares of the Common Stock presently owned by the undersigned and duly endorsed or accompanied by stock transfer powers, having an aggregate Fair Market Value (as defined in the Electromagnetic Sciences, Inc. 1992 Stock Incentive Plan) on the date hereof of $_____________, such amounts being equal, in the aggregate, to the purchase price per share set forth in Section 2 of the Agreement multiplied by the number of shares being hereby purchased (in each instance subject to appropriate adjustment pursuant to Section 6 of the Agreement).

     Also accompanying this Notice is my check in the amount of $_____________, in payment of federal and state income withholding and employment taxes applicable to this exercise. The amount of such payment is based on advice received from appropriate officials of the Corporation responsible for the administration of its payroll and employment tax obligations. Alternatively, or in addition, and subject to such restrictions as may be determined to be necessary or appropriate to comply with Rule 16b-3 under the Securities Exchange Act of 1934, or to avoid earnings charges or other adverse consequences to the Corporation under applicable accounting or tax rules or regulations, in full or partial payment of such taxes:

     (1) I deliver herewith an additional _____________ shares of the Common Stock presently owned by me, having an aggregate
Fair Market Value on the date hereof of $____________; and/or

     (2) I hereby authorize the Corporation to withhold, from the shares of Common Stock otherwise issuable to me pursuant to this exercise, _____________ such shares having an aggregate Fair
Market Value on the date hereof of $_____________.

The sum of (i) any such check plus (ii) the Fair Market Value on the date hereof of any shares of Common Stock specified in the foregoing clauses (1) and (2) is not less than the amount of federal and state withholding and employment taxes applicable to this exercise, and is not greater than the total of all federal and state income and employment taxes to be owed by me as a result of such exercise.

     IN WITNESS WHEREOF, the undersigned has set his hand and seal, this ___ day of ______________, _______.

                    DIRECTOR OR HIS ADMINISTRATOR, EXECUTOR,
                    PERSONAL REPRESENTATIVE OR QUALIFIED
                    TRANSFEREE


                    ___________________________________________